AMENDMENT NO. 2 TO UNIT PURCHASE OPTION

WHEREAS, Courtside Acquisition Corp. (the “Company”) wishes to clarify that certain rights granted under those certain Unit Purchase Options issued to EarlyBirdCapital, Inc. (“EBC”) and its designees do not conflict with rights subsequently granted by the Company to certain of its stockholders (“New Investors”) in connection with a proposed acquisition by the Company of American Community Newspapers LLC;

WHEREAS, pursuant to Section 9 of the Unit Purchase Option, the Company and EBC may from time to time supplement or amend the Unit Purchase Option without the approval of any of the holders in order to cure any ambiguity; and

WHEREAS, the Company and EBC wish to amend the Unit Purchase Option as follows:

I. Section 5.2.1 is hereby amended by replacing it in its entirety with the following:

5.2.1 Grant of Right.

In addition to the demand right of registration, the Holders of the Purchase Options shall have the right for a period of seven years commencing on the Effective Date, to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8); provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering (the “Maximum Amount”), then the securities to be sold by the Company to all stockholders (including the holders of Registrable Securities) in such public offering shall be included as follows:

(A) In the event that the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons:

(x) first, the number of securities for the account of persons exercising a written contractual arrangement to demand registration that can be sold without exceeding the Maximum Amount;

(y) second, to the extent that the Maximum Amount has not been reached under the foregoing clause (x), the number of securities that the Company desires to sell that can be sold without exceeding the Maximum Amount; and

(z) third, to the extent that the Maximum Amount has not been reached under the foregoing clauses (x) and (y) the number of securities (including the Registrable Securities) as to which registration has been requested pursuant to written contractual “piggy-back” registration rights of other selling stockholders, (pro rata between such selling stockholders in accordance with the number of shares of Common Stock which each such selling stockholder has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such selling stockholders have the right to request such inclusion) that can be sold without exceeding the Maximum Amount.

(B) In the event that the Company proposes to register its securities (in circumstances other than by persons exercising a written contractual arrangement to demand registration) in an underwritten offering subject to a Maximum Amount, then the securities to be sold in such public offering shall be included as follows:

(x) first, the number of securities that the Company desires to sell that can be sold without exceeding the Maximum Amount; and

second, to the extent that the Maximum Amount has not been reached under the foregoing clause (x) the number of securities (including the Registrable Securities) as to which registration has been requested pursuant to written contractual “piggy-back” registration rights of other selling stockholders, (pro rata between such selling stockholders in accordance with the number of shares of Common Stock which each such selling stockholder has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such selling stockholders have the right to request such inclusion) that can be sold without exceeding the Maximum Amount.

[Signature pages follows]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Purchase Option to be signed by its duly authorized officer as of June __, 2007.

COURTSIDE ACQUISITION CORP.
By:	/s/ Richard Goldstein
Name: Richard Goldstein Title: Chairman and Chief Executive Officer

Agreed and accepted:

EARLYBIRDCAPITAL, INC.
By:	/s/ Steve Levine
Name: Steve Levine Title: Chief Executive Officer